EXHIBIT 5



                                                         ____________, 1995



Paine Webber Group Inc.
1285 Avenue of the Americas
New York, NY 10019


                                $400,000,000
                                ------------
                          Paine Webber Group Inc.
                          -----------------------
                              Debt Securities
                              ---------------


Dear Sirs:

     I have examined and am familiar with the Certificate of Incorporation of Paine Webber Group Inc., a Delaware corporation (the "Company"), and the By-Laws of the Company. I am also familiar with the corporate proceedings taken by the Company to authorize the issuance by the Company of additional debt securities in an aggregate principal amount of up to $400,000,000 (the "Debt Securities") or higher if original issue discount. I have examined copies of the proposed forms of Debt Securities filed with the Registration Statement (the "Registration Statement") on Form S-3 relating to the Debt Securities. I have also examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     On the basis of the foregoing, I am of opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

     2. The issuance and sale of the Debt Securities have been validly authorized; and such principal amount of Debt Securities, when duly executed and authenticated on behalf of the Company and issued and sold in accordance with such corporate proceedings, will be validly authorized and issued and will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     I know that I am referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement on Form S-3 relating to the Debt Securities and I hereby consent to such use of my name in the Registration Statement.



                                             Very truly yours

                                             /s/ Theodore A. Levine